UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2015

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On November 9, 2015, 22nd Century Group, Inc. (the “Company”) issued a press release announcing its financial results for the third quarter ended September 30, 2015. A copy of the press release is furnished as Exhibit 99.1 herewith and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the settlement agreement described below under Item 8.01, on November 6, 2015, Mr. Joseph Pandolfino resigned from the Board of Directors of the Company effective November 6, 2015.

Item 8.01 Other Events

On November 6, 2015, Mr. Joseph Pandolfino, Alternative Cigarettes (“AC”) and the Company entered into a settlement agreement to resolve all disputes among the parties, with the primary provisions of such settlement agreement being as follows:

1.	Mr. Pandolfino agreed to and did resign from the Company’s Board of Directors on November 6, 2015.

2.	Mr. Pandolfino entered into a lock-up agreement with the Company pursuant to which Mr. Pandolfino has agreed to not sell, pledge or otherwise encumber or transfer any shares of the Company’s common stock beneficially owned by Mr. Pandolfino during the period from the date of the settlement agreement through December 31, 2016, subject to the Company making all of the severance payments as described in paragraph number 5 below and the consulting payments described in paragraph number 6 below in a timely manner.

3.	Subject to the Company making all of the severance payments and consulting payments described in paragraph numbers 5 and 6 below in a timely manner, Mr. Pandolfino agreed that he: (i) shall not vote any Company securities against the reelection of any of the current directors of the Company, and (ii) shall not vote for, or provide any support whatsoever for, any change in control of the Company or any of its affiliates or any candidate for election to the Board of Directors of the Company unless such candidate has been selected and endorsed by the Nominating Committee of the Board of Directors of the Company.

4.	Of the total amount of $46,069 due from AC to the Company, AC has agreed to pay the Company the amount of $23,069 in cash and AC has issued to the Company a promissory note, together with a guaranty of such promissory note by Mr. Pandolfino, for the remaining balance of $23,000 to be paid by AC or Mr. Pandolfino to the Company by or before December 1, 2015. AC and Mr. Pandolfino have also transferred to the Company certain specified assets of AC. AC and Mr. Pandolfino have agreed that AC will continue to not have any operations or business and thereafter pay off all of its liabilities and liquidate, dissolve and/or be sold to an unaffiliated third-party on or before December 31, 2015.

5.	The Company has agreed to pay the severance benefit to Mr. Pandolfino as provided under his employment agreement, with (i) payment to Mr. Pandolfino of all severance amounts due and owing for the period from February 8, 2015 through the date of the settlement agreement, after the deduction of all applicable taxes and other withholdings, and (ii) the remaining balance of Mr. Pandolfino’s severance being thereafter paid to Mr. Pandolfino by the Company, after the deduction of all applicable taxes and other withholdings, over the remaining portion of the three-year period following the prior termination date of Mr. Pandolfino’s employment with the Company. Mr. Pandolfino continues to be bound by specified provisions of his employment agreement, including, but not limited to, the non-compete, the restrictive covenants, the confidentiality provisions and the non-solicitation provisions of such employment agreement.

6.	The Company has agreed to retain Mr. Pandolfino as a consultant for a period of thirty (30) months from the date of the settlement agreement, during which period Mr. Pandolfino will be compensated at the gross rate of Six Thousand Dollars ($6,000.00) per month. Mr. Pandolfino will perform services as reasonably requested by the Chief Executive Officer of the Company. After the first twelve (12) months of the consulting term, Mr. Pandolfino may, in his discretion, terminate the consulting arrangement on thirty (30) days’ prior written notice to the Company whereupon no further consulting fees shall be due to him, but Mr. Pandolfino will continue to be bound by the surviving provisions of the consulting agreement, the employment agreement and the settlement agreement.

7.	As long as Mr. Pandolfino does not materially breach of any of his obligations to the Company, then (i) the stock option granted to Mr. Pandolfino on March 3, 2015, to purchase One Hundred Thousand (100,000) shares of the Company’s common stock for $1.43 per share will vest as originally scheduled on March 3, 2016, and (ii) the Company will remove Mr. Pandolfino on or before December 31, 2015 as a guarantor on a pre-existing bank loan to the Company. In addition, the Company has acknowledged its obligation to continue to indemnify Mr. Pandolfino as a former officer and director of the Company and its affiliates.

8.	Each party has agreed to pay for its own expenses incurred in connection with the litigation proceedings to date between the parties and finalizing the settlement agreement. The settlement agreement also contains an exchange of mutual releases and a termination of all pending lawsuits by the parties against each other.

On November 9, 2015, the Company issued a press release announcing the entry into the settlement agreement described above. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01(d): Financial Statements and Exhibits.

Exhibit 99.1 Earnings Press Release dated November 9, 2015.

Exhibit 99.2 Settlement Press Release dated November 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Thomas L. James, Esq.
Date: November 9, 2015	Thomas L. James, Esq.
Vice President, General Counsel & Secretary